May 22, 2019

Board of Directors

Franklin Financial Services Corporation

20 South Main Street

Chambersburg, PA 17201

RE:     Franklin Financial Services Corporation

Post-Effective Amendment No. 1 to

Registration Statement on Form S-8

(Registration No. 333-193655)

Our File No.: 365-009

Ladies and Gentlemen:

We have acted as Special Counsel to Franklin Financial Services Corporation, a Pennsylvania business corporation (the “Corporation”), in connection with the filing of a Post-Effective Amendment No. 1 (the “Amendment”) to the Registration Statement on Form S-8 (Registration No. 333-193655) (the “Registration Statement”) to reflect that shares which remain available for issuance under the Registration Statement may be issued under the Corporation’s 2019 Omnibus Stock Incentive Plan (the “Plan”).

In connection with the Amendment, we have examined the following documents:

•	The Corporation’s Amended and Restated Articles of Incorporation;
•	The Corporation’s Bylaws, as amended;
•	Resolutions adopted by the Corporation’s Board of Directors relating to the Amendment as certified by the Secretary of the Corporation;
•	The proposal to adopt the Plan approved by the Corporation’s shareholders at the Corporation’s 2019 annual meeting of shareholders as certified by the Secretary of the Corporation;
•	The Plan;
•	The Registration Statement; and
•	The Amendment.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of documents submitted to us as copies thereof. As to any facts material to our opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates, oaths and declarations of officers or other representatives of the Corporation.

Board of Directors

Franklin Financial Services Corporation

May 22, 2019

On the basis of the foregoing and in reliance thereon, it is our opinion that the Corporation’s common stock, par value $1.00 per share, issuable under the Plan, when issued in accordance with the terms, conditions and provisions of the Plan and the Amendment will be legally and validly issued, fully paid and non-assessable.

In giving the foregoing opinion, we have assumed that the Corporation will have, at the time of the issuance of common stock under the Plan, a sufficient number of authorized shares available for issue.

We consent to the use of this opinion as an exhibit to the Corporation’s Amendment and further consent to the use of our name wherever appearing in the Amendment and any amendments thereto. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Sections 7 or 11 of the Securities Act of 1933, as amended or the rules and regulations thereunder.

Very truly yours,

/s/ Bybel Rutledge LLP

BYBEL RUTLEDGE LLP